Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of our audit report dated February 21, 2025, with respect to the balance sheets of FG Merger II Corp. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from September 20, 2023 (inception) to December 31, 2023 and for the year ended December 31, 2024.

We also consent to the reference to our firm under the “Experts” heading in such registration statement.

Spokane, Washington

September 17, 2025